Exhibit 10.4

Execution Version

AMENDED & RESTATED FEE REDUCTION AGREEMENT

April 4, 2024

This amended and restated fee reduction agreement, dated as of the date hereof (this “Agreement”), amends and restates the prior fee reduction agreement, dated April 12, 2023, between IX Acquisition Corp., a Cayman Islands exempt company (together with any Successor (as defined herein), the “Company”) and Cantor Fitzgerald & Co. (“CF&CO”), in its entirety, and confirms the agreement between the Company and CF&CO as follows:

WHEREAS, pursuant to that certain Underwriting Agreement between the Company and CF&CO, as Representative of the several Underwriters, dated October 6, 2021 (as it may be amended from time to time, the “Underwriting Agreement”), the Company previously agreed to pay to CF&CO an aggregate cash amount of $8,470,000 as “deferred underwriting commissions” (the “Original Deferred Fee”) upon the consummation of a Business Combination, as contemplated by the final prospectus of the Company, filed with the Securities and Exchange Commission (the “SEC”) (File No. 333-259567), and dated October 6, 201. Capitalized terms used herein and not defined shall have their respective meanings ascribed to such terms in the Underwriting Agreement. For the avoidance of doubt, all references to the “Company” herein shall also refer to the publicly traded surviving or successor entity to the Company following the consummation of any Business Combination (the “Successor”), and the Company shall cause any Successor to expressly assume all of the Company’s obligations to CF&CO under this Agreement upon consummation of any Business Combination.

WHEREAS, the Company has entered into that certain business combination agreement, dated March 29, 2024 (as amended, the “Business Combination Agreement”) with respect to a Business Combination (the “Transaction”) with AERKOMM Inc., a Nevada corporation (including any affiliates thereof, the “Target”).

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and CF&CO hereby agree as follows:

1.	Fee Reduction: In the event that the Company consummates the Transaction, CF&CO agrees that it will forfeit $6,475,000 of the aggregate Original Deferred Fee that would otherwise be payable by the Company to CF&CO, pursuant to the Underwriting Agreement, resulting in a remainder of $1,995,000 (the “Reduced Deferred Fee”). For the avoidance of doubt, such fee reduction agreement only applies to the consummation of the Transaction and not to any other potential Business Combination that may be contemplated or consummated by the Company.

2.	Payment of Reduced Deferred Fee: The Reduced Deferred Fee shall be payable by the Company to CF&CO upon the consummation of the Transaction (the “Closing”), solely in cash, in U.S. dollars, free and clear of and without deduction for any and all present or future applicable taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto (with appropriate gross-up for withholding taxes) and will not be subject to reduction by way of setoff or counterclaim.

3.	Company Default: Without limiting any rights or remedies available to CF&CO hereunder, in the event that the Company (or its Successor) is unable to, or otherwise, does not pay or cause to be paid the full amount of the Reduced Deferred Fee to CF&CO, in cash, in accordance with Section 2 above and within five (5) Business Days following the Closing, then, at the sole election of CF&CO made by written notice provided to the Company, the Company (or its Successor) shall promptly (but in any event within five (5) Business Days) after receipt of such notice, pay to CF&CO the entire amount of the Original Deferred Fee (as originally set forth in the Underwriting Agreement), in cash, in an amount equal to $8,470,000, as originally contemplated by the Underwriting Agreement (any such payment, the “Default Payment”).

4.	No Fees Refundable: For the avoidance of doubt, once paid or issued, no fees payable hereunder, whether in cash or New Common Stock, respectively, will be refundable under any circumstances.

5.	Further Assurances: Each of the Company and CF&CO will, upon request of the other, execute such other documents, instruments or agreements as may be reasonable or necessary to effectuate the agreements set forth in this Agreement.

6.	Confidentiality: This Agreement (including the terms set forth herein) is confidential, and neither this Agreement (including the terms set forth herein) nor CF&CO’s role in the Transaction may be filed publicly or otherwise disclosed by the Company to any other party (except the Target) without CF&CO’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned). Notwithstanding the foregoing, if the Company (or the Successor) is required by applicable law, regulation, SEC, NASDAQ or legal process to disclose this Agreement or its terms, the Company (or the Successor) may do so without the consent of CF&CO, so long as it provides CF&CO with a reasonable opportunity to review and comment on such disclosure prior to its filing, publication or dissemination and the Company (or the Successor) considers in good faith any reasonable comments provided by CF&CO with respect to such disclosure.

7.	Termination: This Agreement will terminate automatically upon the earlier of:

(a)	the satisfaction in full of the payment of the Reduced Deferred Fee, including the payment in full of reimbursable expenses payable, or, if required hereby, the payment in full of the Default Payment, and

(b)	the termination of the Business Combination Agreement and/or the abandonment by the Company of the Transaction.

In the event of a termination pursuant to sub-section (b) of this paragraph, (x) the Company agrees to provide prompt notice of such decision to terminate the Business Combination Agreement and/or abandon the Transaction to CF&CO; and (y) the Original Deferred Fee shall become due and payable by the Company to CF&CO, in cash, upon the consummation of a Business Combination, as originally set forth in the Underwriting Agreement.

8.	Successor: Prior to the Closing, if the agreements executed by the Company in connection therewith do not directly or indirectly provide for the assumption by the Successor of the Company’s obligations under the Underwriting Agreement, as amended by this Agreement, the Company shall cause such Successor to (x) execute and deliver to CF&CO a joinder agreement, in form and substance reasonably satisfactory to CF&CO, pursuant to which it shall join the Underwriting Agreement, as amended by this Agreement, as a signatory and a party and thus be subject to all of the terms and conditions set forth therein and herein that apply to the Company, and (y) comply with the obligations and covenants of the Company set forth therein and herein.

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9.	Miscellaneous: The terms of this Agreement shall be interpreted, enforced, governed by and construed in a manner consistent with the provisions of the Underwriting Agreement. Without limiting the foregoing, Sections 9.1, 9.2, 9.3, 9.5, 9.6, 9.7, 9.8, 9.9 and 9.10 of the Underwriting Agreement are hereby incorporated by reference into this Agreement. In this Agreement, unless the context otherwise requires, the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation.” The parties agree that they have jointly participated in the drafting and negotiation of this Agreement, and in the event that any ambiguity or question of intent or interpretation of this Agreement arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

10.	Trust Account Waiver. CF&CO has no right of set-off or any right, title, interest or claim of any kind (“Claim”), other than as a public stockholder, to, or to any monies in, the Trust Account (as defined in that certain investment management trust agreement, dated October 6, 2021 between the Company and Continental Stock Transfer & Trust Company, a New York corporation (the “Trustee”)) and hereby irrevocably waives any Claim, other than as a public stockholder, to, or to any monies in, the Trust Account that it may have now or in the future. In the event CF&CO has any Claim, other than as a public stockholder, against the Company under this Agreement, CF&CO shall pursue such Claim solely against the Company and its assets outside the Trust Account and not against the property or any monies in the Trust Account.

11.	Underwriting Agreement. The Underwriting Agreement, as amended by this Agreement (together with the other agreements and documents being delivered pursuant to or in connection with the Underwriting Agreement or this Agreement), constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof. Except as expressly provided in this Agreement, all of the terms and provisions in the Underwriting Agreement are and shall remain in full force and effect, on the terms and subject to the conditions set forth therein. This Agreement does not constitute, directly or by implication, an amendment, modification or waiver of any provision of the Underwriting Agreement, or any other right, remedy, power or privilege of any party to the Underwriting Agreement, except as expressly set forth herein. Any reference to the Underwriting Agreement in the Underwriting Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Underwriting Agreement, as amended or modified by this Agreement (or as the Underwriting Agreement may be further amended, modified or supplemented after the date hereof in accordance with the terms thereof).

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed and delivered by its duly authorized signatory as of the date first set forth above.

CANTOR FITZGERALD & CO.

By:	/s/ Sage Kelly
Name:	Sage Kelly
Title:	Global Head of Investment Banking

IX ACQUISITION CORP.

By:	/s/ Karen Bach
Name:	Karen Bach
Title:	Chief Executive Officer

ACKNOWLEDGED AND AGREED TO:

AERKOMM INC.

By:	/s/ Louis Giordimaina
Name:	Louis Giordimaina
Title:	Chief Executive Officer

[Signature page to Fee Reduction Agreement]